Exhibit 10.8

[***] Certain information in this document has been omitted from this exhibit because it is both

(i) not material and (ii) would be competitively harmful if publicly disclosed.

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into on the 14th of August 2017 (“Effective Date”), by and between National University Corporation Chiba University, having an address at 1-33 Yayoi-cho, Inage-ku, Chiba-shi, Chiba 263-8522 JAPAN (“Licensor”) and Perception Neurosciences, Inc. having an address at 113 University Place Suite 1019 New York, New York USA 10003 (the “Company”) (each of Licensor and the Company referred to as a “Party” and collectively as the “Parties”).

BACKGROUND

WHEREAS, Licensor owns the rights to certain intellectual property rights related to R-ketamine and ketamine metabolites for therapeutic use, including the Licensed Technology further described and defined below; and

WHEREAS, the Company possesses expertise in the development of therapeutic treatment of human psychiatric disease and wishes to obtain from Licensor, and Licensor wishes to grant to the Company, an exclusive license with respect to the Licensed Technology in order to manufacture, use and sell Products (as defined below); and

WHEREAS, Licensor desires to have products and services based on the Licensed Technology developed and commercialized to benefit the public.

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement and intending to be legally bound, the Parties agree as follows:

1.	Definitions

1.1.

“Affiliate” means, with respect to either Party, any company, corporation, other entity or person (hereinafter, collectively, an “Entity”), which is directly or indirectly, controlled by, or controls, or is under common control with such Entity or a holding company of such Entity. For the purposes of this Agreement, “Control” shall mean the holding, directly or indirectly, of more than 50% (fifty percent) of the issued share capital or capital or of the voting power of the relevant Entity, or the holding, directly or indirectly, of a right to appoint more than 50% (fifty percent) of the directors of such Entity, or of such other relationship as, in fact, constitutes actual control of such Entity.

1.2.

“Company Technology” means existing or future Intellectual Property Right discovered, generated, invented, licensed or obtained by the Company or on behalf of the Company or any of the employees or consultants or service providers of the Company, including without limitation the Development Results.

1.3.

“Development Plan” means the plan for the development and commercialization of Products, attached hereto as Exhibit A, as may be amended from time to time by the Company in accordance with the provisions hereof.

1.4.

“Development Results” means the results of activities carried out by the Company or by third parties at the direction of the Company pursuant to the Development Plan or otherwise in fulfillment of the Company’s obligations hereunder, including any invention, patent or patent application, product, material, compound, formula, substance, method, process, technique, know-how, data, information or other result which do not form part of the Licensed Technology, discovered in the course of, or arising from the performance of the Company’ development work, including any regulatory filing filed, or approval obtained, by the Company, an Affiliate or Sublicensee, as well as any information, material, results, devices and know-how arising therefrom.

1.5.	“FDA” means the United States Food and Drug Administration in the United States or its successor from time to time.

1.6.

“First Commercial Sale” shall mean the first sale of a Product by the company, an Affiliate or a Sublicensee to an independent and unaffiliated third party in a bona fide arm’s-length transactions after receipt of marketing approval in the country in which such Product is sold. Sales for test marketing, sampling and promotional uses, clinical trial purposes, compassionate or similar use shall not be considered to constitute a First Commercial Sale.

1.7.

“Intellectual Property Rights” means any patents, patent applications, trademarks, trade names, service marks, domain names, copyrights, data rights, moral rights, rights in and to databases (including rights to prevent the extraction or reutilization of information from a database), design rights, topography rights and all right or forms of protection of a similar nature or having equivalent or similar effect to any of them which may subsist anywhere in the world, whether or not any of them are registered, and including applications for registration of any of them.

1.8.

“Know-How” means all and any information, ancillary materials, results, methods, techniques, processes, compositions, trade secrets, data, know-how, and other information developed and/or owned by the Licensor related to the subject matter claimed in the Licensed Patents but not including Company Technology.

1.9.	“NDA” means a New Drug Application filed with the FDA, as such term is defined by the FDA.

1.10.

“Net Revenues” means any and all revenue recognized by the Company and its Affiliates and Sublicensees from: (a) the sale of the Products, less the following: (i) discounts actually given in amounts customary the trade, for distributors, quantity purchases, cash or prompt payments; (ii) credits, or refunds, not exceeding the original invoice amount, separately and actually granted to customers for Products, as applicable, which are returned to the Company and its Affiliates and Sublicensees; (iii) transportation expenses and transportation insurance premiums, which are itemized in the invoice, actually paid by the Company and its Affiliates and Sublicensees; (iv) sales taxes (including value added taxes), customs, duties or similar excise taxes and other fees imposed by a government agency to the extent applicable to such sale and detailed in the invoice in respect of such sale and actually paid by the Company and its Affiliates and Sublicensees (The provision of Products at reasonable quantities for the purpose of clinical trials, beta site testing or similar uses at no charge shall not be considered to be Net Revenues); and (v) clinical trial costs.

With respect to sales by the Company, its Affiliate or Sublicensee, as applicable, to any Affiliate or Sublicensee, as the case may be, the term “Net Revenues” shall mean the amounts received by such Affiliate or Sublicensee on resale to an independent third party purchaser after deduction of the items specified above, to the extent applicable.

1.11.

“Licensed Patents” means the existing patent applications listed in Exhibit B, to this Agreement, as well as all patent applications that claim priority therefrom; all divisions, continuations, continuations-in-part, re-examinations, reissues, substitutions, or extensions, including European Supplementary Protection Certificates (“SPCs”), and any and all patents issuing from, and inventions, methods, processes, conceptions, subject matter, and other patentable subject matter disclosed or claimed in, any and all of the foregoing.

1.12.	“Products” means any products and/or services that the development, manufacture or sale of which, in whole or in part, is covered by a Valid Claim under any of the Licensed Patents.

1.13.

“Royalty Period” means with respect to each Product a period the term for which a Valid Claim remains in effect which would be infringed by the manufacture, use, offer for sale, sale or import of such Product but for the License granted by this Agreement; unless the License is terminated prior thereto pursuant to the provisions hereof, in which event the Royalty Period shall continue until the effective date of such termination.

1.14.

“S-norketamine Technology” means the existing patent applications listed in Exhibit C, to this Agreement, as well as all patent applications that claim priority therefrom; all divisions, continuations, continuations-in-part, re-examinations, reissues, substitutions, or extensions, including European Supplementary Protection Certificates (“SPCs”), and any and all patents issuing from, and inventions, methods, processes, and other patentable subject matter disclosed or claimed in, any and all of the foregoing, concerning psychiatric use of S-norketamine (“S-norketamine Patents”); and means all and any information, ancillary materials, results, methods, techniques, processes, compositions, trade secrets, data, know-how, and other information developed and/or owned by the Licensor related to the subject matter claimed in the S-norketamine Patents, prior to the date of the exercise of the Option (as such term is defined below) (“S-norketamine Know-How”).

1.15.	“Sublicense” means any right granted or license given by the Company or its Affiliates of any of its rights under the License, to any third party other than their Affiliates.

1.16.	“Sublicensee” means any person or entity granted a Sublicense.

1.17.	“Licensed Technology” means the Licensed Patents and the Know-How.

1.18.

“Third Party Royalties” shall mean any amounts paid by the Company, an Affiliate or a Sublicensee to a third party (other than an Affiliate or Sublicensee) for the right or license to use the technology, patents and/or other Intellectual Property of such third party that the Company requires in order to prevent the infringement of the intellectual property rights held by such third party as a result of the use or practice of the Licensed Technology; and provided that the royalty to such third party has been established at arm’s-length and in good faith, and is set out in a written agreement. In the event of any dispute between the Parties with respect to whether such license is necessary as stated above, the matter shall be determined by an independent patent counsel appointed by mutual agreement of the Parties within [***] of the request of either Party, who shall act as an expert and not as an arbitrator and the determination of such independent patent counsel shall be binding upon the Parties.

1.19.

“Valid Claim” means a claim of an issued and unexpired Licensed Patent, including those with an extended term under patent term adjustment, patent term extension or pediatric exclusivity, claiming the use of R-ketamine or, if the Company exercises the Option (as defined in Section 3 below), S-norketamine, for depression or other indications covered in the patents which would be infringed by the unauthorized development, manufacture, sale, distribution or use of a product in the country of development, manufacture, sale, distribution or use, which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is no longer appealable), and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise (including such claim during the term of any statutory or regulatory exclusivity periods that relate back to or apply to that claim).

1.20.

In this Agreement, unless the context otherwise requires: (i) the singular shall include the plural and vice-versa; (ii) the masculine gender shall include the female gender; (iii) “including” or “includes” shall mean including, without limiting the generality of any description preceding such terms; (iv) the use of the term “or” shall mean “and/or”; and (v) any reference to the term “sale” shall include the sale, lease, licensing, rental, or other transfer or disposal of any Product (including, any related service).

1.21.

“Sale/Sold” means the sale, transfer, exchange or other disposition of Products by the Company, its Affiliate or Sublicensee. Except respecting sales between the Company, its Affiliates and Sublicensee, sales of Products shall be deemed consummated upon the first to occur of: (a) receipt of payment from the purchaser; (b) delivery of Products to the purchaser or a common carrier at the risk of the purchaser; (c) release of Products from consignment; (d) if deemed sold by commercial use, when first put to such use; or (e) if otherwise transferred, exchanged or disposed of when such transfer, exchange, or other disposition occurs. Provision of samples shall not be included in Section 1.21.

1.22.	“Field of Use” means Human Therapeutics.

1.23.	“IND” means an Investigational New Drug Application filed with the FDA with respect to which reviews for safety are made to assure that research subjects will not be subjected to unreasonable risk.

2.	License Grant and Rights to Sub-License

2.1.

Subject to the terms and conditions set forth in this Agreement, the Licensor hereby grants to the Company and its Affiliates, an exclusive, perpetual (unless duly terminated according to the Agreement terms), worldwide, royalty bearing license in the Field with a right to grant sublicenses under the Licensed Technology, for further researching, developing, having developed, manufacturing, having manufactured, using, having used, offering for sale, having offered for sale, selling, having sold, exporting, having exported, importing, having imported and/or otherwise commercializing Products for the Field of Use (the “License”). At the end of the Royalty Period in a country or countries as applicable, i.e., the date of expiration, including any extension or renewal, of the last to expire of the Licensed Patents in such country, the Company shall have a fully paid-up, royalty-free, exclusive, perpetual and irrevocable License for the Field of Use in relation to the Licensed Technology in such country or countries.

2.2.

The Company shall be entitled to grant Sublicenses under the License, on terms and conditions not inconsistent with the terms of this Agreement through multiple tiers upon written notice to the Licensor. The Company expressly understands and agrees that pursuant to the Industrial Technology Enhancement Law of Japan which is similar to the U.S. Bayh-Dole Act, it is required to provide notification to and obtain approval of the Japanese government with respect to each such tier of Sublicense. The Company shall ensure that any Sublicense shall include terms that make the Sublicense dependent on the continued existence of this Agreement and that bind the Sublicensee to observe the relevant material terms of this Agreement.

2.3.

Licensor retains on behalf of itself the perpetual, royalty-free right and license to practice the Licensed Technology for research and educational purposes and for fields of use outside of the Field of Use. In addition, the Company expressly understands and agrees that the Japanese government retains rights in the Licensed Technology under those provisions of the Industrial Technology Enhancement Law of Japan which are similar to the “march-in” provisions of the U.S. Bayh-Dole Act under which the Japanese government may force the Company and its Affiliates and Sublicensees to (i) offer a royalty-free (sub)license in the Licensed Technology to the Japanese government if the government determines such (sub)license is necessary to meet requirements for public use or (ii) offer a royalty bearing (sub)license in the Licensed Technology to a responsible third party selected by the government if the government determines the Company or its Affiliates or Sublicensees have not taken, or are not expected to take, within a reasonable period of time, effective steps to achieve practical application of the Licensed Technology.

3.	Option to obtain License for S-norketamine Technology

3.1.

Subject to the payment by the Company of an amount of [***] within [***] following the Effective Date, Company shall have the option to obtain an exclusive, perpetual (unless duly terminated according to the Agreement terms), worldwide, royalty bearing license in the Field of Use with a right to grant sublicenses under the S-norketamine Technology (“Option”). Such Option shall be exercisable by the Company on its own discretion, upon sending written notice to such effect to the Licensor at any time within [***] following the Effective Date (“Option Period”).

3.2.

In the event that The Company exercises the Option within the Option Period (“Option Exercise Date”), then subject to the payment of a License fee in the amount of [***] to the Licensor within [***] of such Option exercise: (i) the S-norketamine Technology shall automatically fall under and be included in the License granted to the Company pursuant to Section 2.1 above; (ii) the definition of the term “Licensed Technology” as used in this Agreement shall automatically be expanded to also include S-norketamine Technology; (iii) the definition of the term “Licensed Patents” as used in this Agreement shall automatically be expanded to also include S-norketamine Patents; and (iv) the definition of the term “Know-How” as used in this Agreement shall automatically be expanded to also include S-norketamine Know-How.

3.3.

During the Option Period, the Licensor shall not enter into any negotiations and/or into any transaction with any third party relating to the grant of a license and/or the grant and/or transfer of any rights of any kind, in and/or to the S-norketamine Technology and/or otherwise assign, pledge, transfer and/or dispose of the S-norketamine Technology, without the Company’s prior written consent.

3.4.

In the event that the Company fails to exercise the Option within the Option Period; or the Company notifies Licensor that it does not wish to exercise such Option, then the Company’s rights under this Section 3 shall lapse and Licensor shall be free to grant license under the S-norketamine Technology to any third party and/or otherwise transfer and/or dispose of the S-norketamine Technology.

4.	Title; No Implied License.

4.1.

As between the Parties, all rights, title and interest in and to the Licensed Technology shall be owned solely and exclusively by Licensor. The license and right granted in this Agreement shall not be construed to confer any rights upon the Company or its Affiliates or Sublicensees by implication, estoppel or otherwise as to any technology not specifically identified in this Agreement as “Licensed Technology.”

4.2.	As between the Parties, all rights, title and interest in and to the Company Technology, shall be owned solely and exclusively by the Company.

5.	Development and Diligence

5.1.

The Company shall use reasonable commercial efforts to develop the Product(s) in accordance with the Development Plan which describes a proposed preclinical and clinical development plan extending [***] from the Effective Date showing the activities planned to advance the Licensed Products, as may be amended by the Company from time to time, subject to the provisions of section 5.2 below, to introduce the Product to as extensive a market in major countries as is reasonably possible and as soon as reasonably practical, to market, sell, support, service, license, sub-license and otherwise create income and value for the Company, all consistent with sound and reasonable business practices and judgment in the pharmaceutical industry in general, and the Company’s business discretion as may be modified by Company from time to time.

5.2.

The Company shall be entitled, from time to time, to make such adjustments to the Development Plan as the Company believes, in its good faith judgment, are needed in order to improve the Company’s ability to commercialize the Products(s). The Company shall notify Licensor promptly regarding material changes to the Development Plan, which shall detail the reasons thereof.

5.3.

Possibility of Selecting Licensor as ARO. If and when the efforts to develop the Product(s) contemplated in Section 5.1 result in the determination by the Company or its Affiliates or Sublicensees that clinical development in Japan is necessary and appropriate, and either a CRO or ARO is to be selected to act for the Company or its Affiliates or Sublicensees in connection with such clinical development effort, the Company or its Affiliates or Sublicensees shall consider Licensor as a possible candidate for such ARO to perform the tasks required, provided that, Licensor’s proposal submitted at the time is within the level of distinction that the Company or its Affiliates or Sublicensees must insist upon such CRO or ARO in terms of the overall capability, including the amount of personnel and time budgeted and planned for each phase of clinical development in Japan.

6.	Confidentiality; Limited Use of Names;

6.1.

Confidential information means any information, documents or other written materials for which the Company or the Licensor, as the case may be (the “Disclosing Party”) identifies and marks as confidential or proprietary at the time it is delivered to the other Party (the “Receiving Party”). Notwithstanding, the Disclosing Party’s information in tangible form that does not bear any of these legends shall nevertheless be protected hereunder as Confidential Information, if the Receiving Party knew, or should have reasonably known under the circumstances, that the information was confidential or had been communicated to it in confidence (the “Confidential Information”).

6.2.	The Licensed Technology shall be deemed as Confidential Information of the Licensor. The Company Technology shall be deemed as the Confidential Information of the Company.

6.3.

The Receiving Party shall maintain in strict confidence and not disclose to any third party any Confidential Information of the Disclosing Party and shall not use any Confidential Information except for the purposes of the performance of this Agreement (this includes but is not limited to the Company’s actions and activities in general for the commercialization of the Licensed Technology and for the development and sale of the Products) and except when such disclosure is legally required. The Receiving Party shall ensure that its employees, consultants, contractors and agents have access to Confidential Information of the Disclosing Party only on a need-to-know basis and are bound by an obligation of confidentiality and restriction of use similar to the terms hereof. The foregoing obligation shall not apply to information which the Receiving Party can prove:

6.3.1	was disclosed to the Receiving Party by a third party that had a right to make such disclosure; or

6.3.2	was known to the Receiving Party prior to the time of disclosure or independently developed by the Receiving Party, in each case, to the extent evidenced by written records; or

6.3.3	became part of the public domain as a result of rightful acts by any person or entity other than the Receiving Party.

Furthermore, a disclosure by Receiving Party of Confidential Information in response to a valid order by a court or other governmental body, or as otherwise required by law, and to such extent necessary, shall not be considered to be a breach of this Agreement, provided, however, that Receiving Party shall provide the Disclosing Party with prompt prior written notice thereof to enable the Disclosing Party to seek a protective order or otherwise prevent or contest such disclosure.

6.4.

Notwithstanding the foregoing, the Company may disclose to its Affiliates, potential investors, shareholders, personnel, contractors, business partners and Sublicensees the Licensor Confidential Information to the extent necessary for the exercise by it of its rights hereunder or in the fulfillment of its obligations hereunder, or in the process of obtaining financing or strategic alliances for the Company or in the conduct of experiments with co-investigators who are not employed by Company, provided that it shall bind such Affiliates, potential investors, shareholders, personnel, contractors, business partners and Sublicensees with a similar undertaking of confidentiality in writing. In addition, Company may, to the extent necessary, disclose and use Confidential Information disclosed to it by the Licensor where the disclosure and use of the Confidential Information may be useful or necessary in connection with the procurement of patent rights or obtaining regulatory authorization or certificate for marketing of a Product in any country.

6.5.

In addition to and without derogating from the foregoing, Company undertakes not to make mention of the names or trademarks of Licensor, or any variation, adaptation or abbreviation thereof, or any scientists or other employees of Licensor in any manner or for any purpose whatsoever in relation to this Agreement, its subject matter and any matter arising from this Agreement or otherwise, except: (i) that the Company may mention that the Licensed Technology was developed under the auspices of the Licensor and licensed to the Company for any purposes other than advertising; (ii) when required by the applicable regulatory or other competent authorities or pursuant to applicable law; (iii) when required in filings made in connection with obtaining an FDA approval for marketing of a Product or an equivalent approval in any other country; (iv) as may be useful or necessary in connection with the Company’s fulfillment of its obligations hereunder; or (v) within the framework of any due diligence investigation. Any other mention must receive prior written approval of the Licensor.

6.6.

Notwithstanding the provisions above, Company shall not be prevented from mentioning the name of Licensor, and/or any scientists or other employees of the foregoing (including the investigators) or from disclosing any information if, and to the extent that, such mention or disclosure is to competent authorities for the purposes of obtaining approval or permission for the exercise of the Licensed Patents or the exercise of any of Company’s rights under the License or otherwise under this Agreement, or in the fulfillment of any legal duty owed to any competent authority.

6.7.

No termination of this Agreement, for whatever reason, shall release the Parties from any of their obligations under this Section 6 and such obligations shall survive any termination for a period of [***], except in relation to any trade secrets, in which case such obligations shall survive any termination for an indefinite period, provided that they remain trade secrets. Upon termination of this Agreement for any reason, the Receiving Party shall cease to use any Confidential Information of the Disclosing Party, except for the sole purpose of record keeping or monitoring its compliance with the terms of this Agreement.

6.8.

The Parties acknowledge that a breach of this Section 6 may cause the Disclosing Party extensive and irreparable harm and damage, and agree that the Disclosing Party shall be entitled to seek injunctive relief to prevent the use or disclosure or threatened use or disclosure of the Confidential Information not authorized by this Agreement, in addition to any other remedy available to Disclosing Party under applicable law.

6.9.	The provisions of this Agreement supersede and shall be substituted for any terms of any prior confidentiality agreement between the Company and Licensor which are not consistent with this Agreement.

7.	Consideration.

In consideration for the License granted hereunder, the Company shall pay Licensor the following:

7.1.	License Fee. Within [***] days of the Effective Date of this Agreement, Company shall pay Licensor a License fee in the amount of [***] (“License Fee”).

7.2.

License Maintenance Fees. In addition, commencing on [***] and each year thereafter on each anniversary date of this Agreement until the filing with the FDA of a NDA for depression, Company shall pay the Licensor an annual License maintenance fee in the amount of [***] per year (“Annual Maintenance Fee”).

In the event that the Company exercises the Option and the License is expanded to include the S-norketamine Technology pursuant to Section 3.2 above, then the Company shall commencing on the [***] and each year thereafter on each anniversary date of the Option Exercise Date until the filing with the FDA of a NDA, Company shall pay the Licensor, in addition to the Annual Maintenance Fee, an amount of [***] per year.

7.3.

Running Royalties. Subject to the terms of this Agreement, during the relevant Royalty Period and provided that the License is not terminated prior thereto pursuant to the provisions hereof, Company will pay to Licensor the following amounts, based on its and its Affiliates’ and Sublicensees’ worldwide Net Sales of Products:

7.3.1

on Company’s and its Affiliates’ and Sublicensees’ worldwide annual aggregate Net Revenues of up to and including the first [***] of aggregate Net Sales, Company will pay to Licensor [***] of Net Revenues;

7.3.2

on Company’s and its Affiliates’ and Sublicensees’ incremental worldwide annual aggregate Net Revenues of more than [***] but up to and including [***] Company shall pay Licensor a royalty of [***] of Net Revenues;

7.3.3

on Company’s and its Affiliates’ and Sublicensees’ incremental worldwide annual aggregate Net Revenues of more than [***] but up to and including [***]; Company shall pay Licensor a royalty of [***] of Net Revenues; and

7.3.4	on Company’s and its Affiliates’ and Sublicensees’ incremental worldwide annual aggregate Net Revenues of more than [***] Company shall pay Licensor a royalty of [***] of Net Revenues.

7.4.

Third Party Royalties: If the Company, its Affiliate or Sublicensee makes payment of Third Party Royalties (and in the case of a Sublicensee, such Third Party Royalties are deducted from the royalties paid to the Company), then the Company shall be entitled to set off such Third Party Royalties against amounts otherwise payable to Licensor as Royalties pursuant to Section 7.3 above, provided that the amount of such set-off shall not exceed [***] of such Royalties, as applicable. To illustrate, if during the Term and after the First Commercial Sale of a Licensed Product(s), Company owes a royalty or payment to any person or entity (other than the Licensor) (a “Third Party”): (i) with respect to any technology, know-how, patent application, patents or other intellectual property used for the development, manufacture, production, use or sale of a Licensed Product; (ii) in order to avoid or settle a claim that any Licensed Product or any portion of the Licensed Technology infringes any of such Third Party’s intellectual property rights; or (iii) pursuant to a judicial or arbitral decision that finds Company, Affiliate, or any Sublicensee, liable to make such payments in respect of an infringement claim referred to in (ii) above (collectively, “Third Party Royalties”), then Company shall be entitled to set off the Third Party Royalties against the royalties set forth above due to the Licensor with respect to Company’s Revenues. However, whatever the circumstances may be, in no case shall the Licensor’s royalty be reduced by more than [***].

7.5.	Milestone Payments.

7.5.1	In addition, the Company shall with respect to each of the 2 (two) first Products pay Licensor the following milestone payments following the specified events below with respect to each such Product:

7.5.1.1.	[***];

7.5.1.2.	[***];

7.5.1.3.	[***]; and

7.5.1.4.	[***]

7.5.2

With respect to each of additional Products (beyond the first 2 (two) Products) Company shall pay Licensor the following milestone payments following the specified events below with respect to each such Product: [

7.5.2.1.	[***];

7.5.2.2.	[***]; and

7.5.2.3.	[***]

The above milestone payments are non-refundable and non-creditable.

7.6.

The above Royalties payable pursuant to Section 7.3 are to be paid on [***] basis, for the Net Revenues actually received by the Company and its Affiliates and Sublicensees during the relevant [***], provided that in the event that this Agreement is terminated for any reason, the final accounting and payment of Royalties due to Licensor shall be made within [***] of the date of the effective date of termination of the Agreement.

7.7.

Within [***] after the end of each [***] during the term of this Agreement, the Company shall deliver to Licensor true and accurate reports showing such particulars of the business conducted by Company and its Affiliates and Sublicensees during the relevant [***] as is required to calculate the milestone payments set forth in Section 7.5 hereof and the Royalties due Licensor under Section 7.3 hereof. Such reports shall include at least (a) the status of IND, clinical trials, approval, registration or authorization, and First Commercial Sale, and (b) the quantities of each Product sold in each relevant country, and (c) Net Revenues generated during the relevant [***], and (e) the Royalties owed to Licensor pursuant to Section 7.3 hereof with respect to the relevant [***]. If no payments are due, the Company shall so report. If any milestone payments or Royalties are due, together with each such report, subject to the receipt of Licensor’s invoice, the Company will pay the milestone payments and Royalties due to the Licensor respectively. All reports under this Section shall be considered part of Company’s Confidential Information.

7.8.

Any payments to be made under this Agreement that are not paid on or before the date such payments are due under this Agreement, shall bear annual interest, compounded monthly, at a rate equal to [***], assessed from the day payment was initially due until the date of payment. The payment of such interest shall not foreclose Licensor from exercising any of other rights it may have because any payment is late.

7.9.

The consideration set forth herein, constitutes the sole consideration due to Licensor or any of its personnel in connection with the grant of the License hereunder or from the development, manufacture or sale of the Products or otherwise from the commercialization of the Licensed Technology hereunder.

7.10.

If the Company is required to withhold any amounts payable hereunder to Licensor due to the applicable laws of any country, such amount will be deducted from the payment to be made by the Company and remitted to the appropriate taxing authority for the benefit of Licensor, unless Licensor provides the Company with a tax certificate from the relevant authorities indicating a zero tax withholding, in which case all payments shall be made without the withholding of any such applicable taxes. Subject to foregoing, the Company may withhold only such amounts as are required to be withheld by applicable law in the country from which payment is being made. The Company shall submit to Licensor originals of the remittance voucher and the official receipt evidencing the payment of the corresponding taxes with the applicable royalty report. The Company will reasonably cooperate with Licensor to provide such information and records as Licensor may require in connection with any application by Licensor to the tax authorities in any country, including attempt to obtain an exemption or a credit for any withholding tax paid in any country.

7.11.

Any payments to be made to Licensor under this Agreement shall be made upon receipt of itemized invoices which set forth amounts due under this Agreement. Uncontested amounts due under invoices issued hereunder shall be payable within [***] of the Company’s receipt of invoice (invoices to be sent to the Company at its address below).

Invoices shall be sent to:	Perception Neurosciences, Inc.
ATTN: [***]
113 University Place Suite 1019
New York, New York USA 10003

7.12.

Any payments to be made to Licensor under this Agreement shall be paid in US Dollars and by telegraphic transfer to the bank account(s) which Licensor shall designate in its invoices for the fees, payments and royalties owed to Licensor hereunder. For the avoidance of doubt, any amounts payable to Licensor under this Agreement shall, except to the extent withheld pursuant to Section 7.10 hereof, be net receivable to Licensor, i.e., not subject to any bank charges of the banks of Licensor involved in the telegraphic transfer. For sales which take place outside of the US and its territories, the rate of exchange between local currency and US Dollars applicable to the royalty obligation of the Company shall be the TTS rate published by a first-class bank for the close of business in New York, New York on the last day of the calendar year for which the royalty payments are being made.

8.	Reports; Records and Audit

8.1.

The Company shall inform Licensor in writing of the date of each First Commercial Sale with respect to each Product in each country, as soon as practicable after the making of each such commercial sale.

8.2.

The Company shall maintain, and shall use commercially reasonable efforts to ensure that its Affiliates and Sublicensees maintain, complete and accurate records of Products that are made, used, marketed, offered for sale or sold under this Agreement, and any amounts payable under this Agreement in relation to such Products, which records shall be in such form and manner that all milestone payments and Royalties owed hereunder to Licensor may be readily and accurately determined and shall not only contain all information necessary for the Company’s CPA to prepare the reports required by Section 7.7 of this Agreement but also contain sufficient information to permit Licensor to confirm the accuracy of any reports or notifications delivered under this Agreement. The Company shall be required to retain the aforesaid records at all times during the term of this Agreement and for a period of [***] after termination of this Agreement.

8.3.

Licensor shall have the right, at its expense (subject to the second last sentence below), exercisable not more than [***] every year, to cause a certified, independent public accountant selected by Licensor and reasonably acceptable to the Company

(“Independent Public Accountant”), upon reasonable prior notice, to inspect and audit such records for the sole purpose of verifying any reports and payments delivered under this Agreement.

Such Independent Public Accountant shall not disclose to Licensor any information other than information relating to the accuracy of reports and payments delivered under this Agreement, or to the existence and content of any agreements, contracts or arrangements which are not in accordance with the Agreement. The Company shall be entitled to receive a copy of the final report of such Independent Public Accountant of the results of the audit, if Licensor notifies the Company that the audit revealed an underpayment or overpayment.

The Parties shall reconcile any underpayment within [***] after the Independent Public Accountant delivers the results of the audit and such results are confirmed by the Company’s CPA. In the event that any audit performed under this Section reveals an underpayment in excess of [***] in any calendar year, Company shall bear the reasonable cost of such audit. For purposes of the aforesaid audit, the Company shall only be required to provide information that is directly relevant to such audit, and any such audit must be conducted during regular working hours of the Company. Such audit shall be conditioned upon execution of a standard nondisclosure agreement. Any overpayment shall be credited against future Royalties or other payments to be made by the Company to the Licensor hereunder. If such overpayment is revealed after the Company’s obligation to pay Royalties or other payments hereunder has ceased, the Licensor shall pay the amount of such overpayment to the Company within the said [***] period referred to above.

9.	Term and Termination

9.1.

This Agreement shall come into effect upon the Effective Date and unless earlier terminated as provided in this Section 9, shall continue, in full force and effect until the expiration on a country by country basis or abandonment, including any extension or renewal, of the last valid Licensed Patent in such country. Upon any such expiration of this Agreement, the Company shall have a fully paid-up, royalty-free, non-exclusive, perpetual and irrevocable license in relation to the Know-How.

9.2.

Unless otherwise specifically provided in this Agreement, in the event that either Party breaches its undertakings under this Agreement and does not cure the breach within [***] after written notice of the breach (which notice shall include reference to the non-breaching Party’s intention to terminate this Agreement if breach is not cured), this Agreement shall automatically terminate on this account. Such period shall be extended, if necessary, to take into account any delay or cessation of activities caused by a delay or deviation attributed to Licensor, or Force Majeure in accordance with Section 13.9 below. Such notice and termination shall not prejudice the non-breaching Party’s rights to any sums due hereunder before termination and shall not prejudice any cause of action or claim of the non-breaching Party accrued or to accrue on account of the breach. The failure of the Company or its Affiliates or Sublicensees to develop and market the Product(s) in one or more countries shall not constitute a breach of this Agreement provided the obligation of commercial reasonable efforts to develop and market as set forth in Section 5.1 hereof, have been or are being met.

9.3.

Without prejudice to the generality of the foregoing, Licensor shall be entitled to terminate the Agreement upon [***] written notice, at any time after the occurrence of any of the following events with respect to the Company (unless such event ceases within such period): (i) insolvency, bankruptcy or liquidation or filing of any application therefor, or other commitment of an affirmative act of insolvency which is not dismissed or withdrawn within [***]; (ii) attachment, execution or seizure of substantially all of the assets or filing of any application therefor which is not dismissed within [***]. Such notice and termination shall not prejudice Licensor’s rights to any milestone payments, Royalties, and other sums due hereunder before termination and shall not prejudice any cause of action or claim of Licensor accrued or to accrue on account of the aforesaid events with respect to the Company.

9.4.

In addition to the foregoing, the Company will have the right at any time and for any reason whatsoever to terminate this Agreement upon a prior written notice to Licensor of ninety (90) days. Such termination shall not relieve the Company from any obligations which may be due and outstanding as of immediately prior to the termination date.

9.5.	Upon termination of this Agreement pursuant to this Section 9, other than due to the expiration of its term:

9.5.1

the rights and licenses granted to and by the Company under Section 2 shall terminate with respect to Licensed Technology that falls under Valid Patent. In the event of the termination or expiration of this Agreement, all financial obligations of the Company toward Licensor hereunder, shall terminate, other than any of Company’s outstanding obligations prior to the termination date;

9.5.2

The Company or its Affiliates or Sublicensees may continue to sell in the ordinary course of business reasonable quantities of Products which are fully manufactured and in the Company’s or its Affiliates’ or Sublicensees’ normal inventory at the date of termination if (a) all monetary obligations of the Company to Licensor have been satisfied and (b) Royalties on such sales are paid to Licensor in the amounts and in the manner provided in this Agreement, but shall thereafter have no license under the Licensed Technology.

9.6.	The provisions of Sections 1, 4, 6, 7.8 - 7.10, 8, 9.1, 9.5, 10.1, 12 and 13 shall survive any termination or expiration of this Agreement.

10.	Patent Filing, Prosecution and Maintenance

10.1.	[***]

10.2.

For the avoidance of doubt, the filing, prosecution, enforcement, defense and maintenance of patents covering the Company Technology shall be made by the Company and registered in the name of the Company and any inventor thereunder at the Company’s expense.

10.3.

Following the date of execution of this Agreement, the Company [***] and in consultation with Licensor, shall be responsible for the filing, prosecution and maintenance of the Licensed Patents, through outside patent counsel selected by the Company and reasonably acceptable to Licensor. Each application and every patent registration shall be made and registered in the name of Licensor or, should the law of the relevant jurisdiction so require, in the name of the relevant inventors and then assigned to Licensor. Licensor shall be afforded opportunities to advise the Company and the outside patent counsel and shall cooperate with Company in such filing, prosecution and maintenance. The Company shall require the outside patent counsel engaged by the Company as aforesaid to deliver in a timely manner to Licensor copies of all communications received from any patent office or foreign associate patent counsel, as well as copies of drafts of communications and/or applications, for review by Licensor and shall further require such outside patent counsel to reasonably consider any comments of Licensor with respect to such drafts.

10.4.

Notwithstanding, in the event that the Company should decide to cease prosecution and/or maintenance of any patent application(s) or patent(s) within the Licensed Patents in any country, the Company shall notify Licensor in writing and the Licensed Patents shall thereafter exclude such patent application(s) or patent(s) in such country, and the Company shall have no further rights under the Licensed Patents in such country and [***]. The Company shall be entitled to exercise the right and license hereunder with respect to the Licensed Technology, other than the patent(s) or application(s) removed therefrom as aforesaid, in such country, subject to the payment of Royalties and other payments pursuant to Section 7 above.

10.5.

The Parties shall assist each other in all respects relating to the preparation of documents for the registration of any patent or any patent-related right within the Licensed Patents upon the request of the other Party. The Parties shall take all appropriate action in order to assist each other to extend the duration of any patent within the Licensed Patents or obtain any other extension obtainable under law, to maximize the scope of the protection afforded by the Licensed Patents.

11.	Infringement and Litigation

11.1.

The Parties are responsible for notifying each other promptly of any infringement of the Licensed Technology that may come to their attention. The Parties shall consult one another in a timely manner concerning any appropriate response to the infringement.

11.2.

The Company shall have the first right, but not the obligation, to take action in the prosecution, prevention, or termination of any infringement and control the prosecution of such infringement at its sole discretion and [***]. The Company shall not settle any such suit in a manner that imposes any obligations or restrictions on the Licensor or compromises the Licensed Technology, without the prior written permission of the Licensor, which shall not be unreasonably withheld, delayed or conditioned. Whenever any suit is brought against any infringer by the Company as above provided, the Company shall immediately notify the Licensor of such suit.

11.3.

If the Company elects not to file any claim or suit for infringement of the Licensed Technology, Licensor may, [***], elect to do so by written notice to Company. In addition, Licensor shall, if so required by the law of the forum, join the Company (including as plaintiff or co-plaintiff) in any claim or suit for infringement of the Licensed Technology, [***]. For this purpose the Licensor shall execute such legal papers as may be necessary for the prosecution of such suit and requested by the Company and shall provide all other necessary assistance.

11.4.	The Company shall [***].

11.5.

Subject to the aforementioned obligations, in any action to enforce the Licensed Technology, either Party, at the request and expense of the other Party shall cooperate to the fullest extent reasonably possible. This provision shall not be construed to require either Party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

12.	Warranties; Indemnification; Insurance; Liability

12.1.

Licensor represents and warrants that it has the full legal right and authority to enter into this Agreement and to grant the right and license set forth in Section 2 above to the Company. Licensor further represents and warrants that: (i) it has not and will not grant, license, convey, assign, and/or transfer to any third party any rights, inconsistent with the right and license set forth in Section 2 above and other rights granted hereunder; (ii) it has not received any notice of any legal claims, demands, threats or proceeding of any kind by any third party against it contesting the ownership or validity of the Licensed Technology, or claiming that the practice of the Licensed Technology in the manner contemplated by this Agreement would infringe the rights of such third party; and undertakes to promptly notify the Company of any such claim, suit or proceeding of which it becomes aware.

12.2.

The Company shall defend, indemnify and hold harmless the Licensor, its Affiliates, trustees, officers, directors, researchers, agents and employees (individually, an “Indemnified Party”, and collectively, the “Indemnified Parties”), from and against any and all liability, loss, damage, action, claim or expense which the Indemnified Parties shall be required to suffer, pay or incur to any third party (including reasonable out-of-pocket investigative costs, court costs and reasonable attorney’s fees and expenses) (individually, a “Liability”, and collectively, the “Liabilities”) that results from or arises out of or is alleged to result from or arise out of : (a) the development, use, manufacture, promotion, sale or other disposition of the Licensed Technology or the Products, by the Company or any of its Affiliates or Sublicensees, whether asserted under a tort or contractual theory or any other legal theory, unless they are caused due to Indemnified Party’s negligence or willful misconduct solely in connection with its performance or non-performance of this Agreement and/or any terms thereof

12.3.

Licensor shall inform the Company promptly following any receipt of notice of any claim or action giving rise to Liabilities and shall allow the Company control of the defense of the same or represent the interests of the Indemnified Party in respect of such claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Indemnified Party and to propose, accept or reject offers of settlement, provided however that the Company is not permitted to settle or compromise any claim or action giving rise to Liabilities in a manner that imposes any restrictions or obligations on the Indemnified Parties without prior written consent of the Licensor, which shall not be unreasonably withheld or delayed. Licensor shall cooperate with the Company regarding the response to and the defense of any such claim. The Indemnified Party/ies shall not settle any claim without the prior written consent of the Company. Nothing herein will prevent each Indemnitee from retaining its own counsel and participating in its own defense at its own cost and expense. If the Company fails or declines to assume the defense of any such claim or action within [***] after notice thereof, Licensor may assume the defense of such claim or action at the risk of Company, and any Liabilities related thereto and reasonably incurred by Licensor shall be conclusively deemed a liability of the Company.

12.4.	Insurance

12.4.1

The Company shall maintain insurance that is reasonably adequate to fulfill any potential obligation to the Indemnitees under this Section 12, taking into consideration, among other things, the nature of the products or services commercialized. Without limiting the foregoing, commencing at the time any Licensed Product is being commercially distributed or sold, such insurance shall include commercial liability insurance in amounts standard in the industry. During clinical trials of any such Licensed Product, the Company shall, at its sole cost, procure and maintain a clinical trial insurance policy consistent with industry standards in such amounts as required by the applicable regulatory authority. Such insurance shall be obtained from a reputable insurance company.

12.4.2

Licensor shall be added as a co-insured party under such insurance policy. The policy or policies so issued shall include a “cross-liability” provision pursuant to which the insurance is deemed to be separate insurance for each insured (without right of subrogation as against any of the insured under the policy, or any of their representatives, employees, officers, directors or anyone in their name) and shall further provide that the insurer will be obliged to notify each insured in writing at least [***] in advance of the expiry or cancellation of the policy or policies. The Company hereby undertakes to comply punctually with all obligations imposed upon it under such policy or policies and in particular, without limiting the generality of the foregoing, to pay in full and punctually all premiums and other payments for which it is liable pursuant to such policy or policies.

12.5.

NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY LICENSOR THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING APPLICATION INCLUDED IN THE LICENSED PATENTS, THAT ANY PATENT INCLUDED IN THE LICENSED PATENTS WHICH ISSUES WILL BE VALID, OR THAT THE USE OF ANY LICENSED PATENTS WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY OTHER PERSON. EXCEPT FOR BREACH OF SECTION 6 ABOVE, IN NO EVENT SHALL THE COMPANY OR LICENSOR, OR ANY OF THEIR RESPECTIVE AFFILIATES, TRUSTEES, SHAREHOLDERS, DIRECTORS, OFFICERS, RESEARCHERS, AGENTS OR EMPLOYEES, BE LIABLE TO THE

OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING LOSS OF PROFITS, REVENUE, DATA, OR USE), INCURRED BY COMPANY OR THE LICENSOR OR ANYBODY ON THEIR BEHALF, AS THE CASE MAY BE, OR BY ANY THIRD PARTY WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE COMPANY OR LICENSOR, AS THE CASE MAY BE, OR ANY OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.	Additional Provisions

13.1.

Nothing in this Agreement shall be deemed to establish a relationship of principal and agent between licensor and the Company, nor any of their agents or employees for any purpose whatsoever, nor shall this Agreement be construed as creating any other form of legal association or arrangement that would impose liability upon one party for the act or failure to act of the other party.

13.2.

Neither Party shall assign any of its rights nor obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, that Company may assign or otherwise transfer its rights and obligations to an Affiliate or as part of a transaction resulting in a merger or acquisition, reverse merger, change of control, asset transfer, where all of the assets of related to the subject matter of this Agreement are sold, transferred and/or assigned to a third party, without consent of Licensor. Subject to the foregoing, this Agreement shall be fully assumed by and inure to the benefit of the Party’s respective successors and permitted assignees.

13.3.

A waiver by either Party of a breach of any provision of this Agreement shall not constitute a waiver of any subsequent breach of that provision or a waiver of any breach of any other provision of this Agreement.

13.4.

Notices, payments, statements, reports and other communications under this Agreement shall be in writing and shall be deemed to have been received (i) upon personal delivery; (ii) [***] after the date of facsimile of electronic transmission (with written non-automated confirmation of receipt); or (iii) [***] after deposit for prepaid delivery by a reputed international overnight courier service, return receipt requested, if sent to the following addresses, unless the Parties are subsequently notified of any change of address in accordance with this Section 13.4:

It is also understood that any notice herein required or permitted to be given may be given, in addition to the manner set for the above, by e-mail, provided that the Party giving such notice obtains non-automated acknowledgment by e-mail that such notice has been received by the Party to be notified. Notice made in this manner shall be deemed to have been given when such acknowledgment has been transmitted.

If to Licensor at:

National University Corporation Chiba University

8-1 Inohana 1-chome, Chuo-ku, Chiba-shi, Chiba 260-8677

JAPAN

Attention: [***]

Telephone:    [***]

Facsimile:     [***]

Email: [***]

If to Company at:

Perception Neurosciences, Inc.

113 University Place Suite 1019

New York, New York 10003

USA

Attention: [***]

Telephone:

Facsimile:

Email: [***]

with copies to (which shall not constitute notice):

[***]

Pearl Cohen Zedek Latzer Baratz LLP

1500 Broadway

New York, New York 10036

USA

Telephone:    [***]

Facsimile:     [***]

Email: [***]

13.5.

This Agreement shall be construed and governed in accordance with the laws of the State of New York, USA, without giving effect to conflicts of law provisions. In the event that a dispute relating to and/or resulting from this Agreement, the Parties will, as soon as practicable, confer in an attempt to resolve the dispute. In the event of a dispute that cannot be resolved amicably between the Parties within [***] from the date on which the first notice regarding such dispute was sent by one of the parties to the other Party or such longer period as the Parties mutually agree in writing, the dispute shall be brought in a court of competent jurisdiction in Tokyo, Japan, and the Parties hereby irrevocably consent to the exclusive jurisdiction of the courts sitting in Tokyo, Japan.

13.6.

If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

13.7.	Each Party shall bear its own expenses in connection with the negotiation of execution of this Agreement.

13.8.

This Agreement (including its Exhibits) embodies the entire agreement and understanding among the Parties hereto and thereto and supersedes all prior agreements and understandings relating to the subject matter and any and all such previous agreements and understanding are hereby terminated and void. This Agreement may not be changed, modified, extended or terminated except by written amendment executed by an authorized representative of each Party.

13.9.

Neither Party will be responsible for delays to the extent, and for so long as, such failure or delay results from causes beyond the reasonable control of such Party, and without fault of such Party, including, without limitation, fire, explosion, embargoes, wars, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God, or acts, omissions or delays in acting by any governmental authority (“Force Majeure”), provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed. The non-performing Party shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives.

Perception Neurosciences, Inc.		National University Corporation Chiba University

Signature:	/s/ [***]	Signature:	/s/ [***]
Name:	[***]	Name:	[***]
Title:	President and CEO	Title:	Obligating Officer, Administration Bureau
Date:	August 14, 2017	Date:	July 25, 2017

[***] Certain information in this document has been omitted from this exhibit because it is both

(i) not material and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT NO.1

to

LICENSE AGREEMENT

This Amendment No.1 to the License Agreement dated August 14, 2017 (the “Original Agreement”) by and between National University Corporation Chiba University, having an address at 1-33 Yayoi-cho, Inage-ku, Chiba-shi, Chiba 263-8522 JAPAN (“Licensor”) and Perception Neurosciences, Inc. having an address at 113 University Place Suite 1019 New York, New York USA 10003 (the “Company”) is entered into on 7th of August 2018, by and between Licensor and Company.

BACKGROUND

WHEREAS, the Parties hereto executed the Original Agreement on August 14, 2017 and the Parties hereto now desire to execute this Amendment No.1 for the purpose of supplementing and amending such Original Agreement.

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement and intending to be legally bound, the Parties agree as follows:

A.	Defined Terms

Except as otherwise provided herein, capitalized tents used in this Amendment No.1 shall have the meanings given in the Original Agreement.

B.	Amendments

(A) S-norketamine Option Period. Wherein the Option Period for the S-norketamine Technology set forth in section 3.1 expires on [***], the Parties wish to continue and extend said Option Period for an additional period of [***], beginning with the expiration of the original Option Period and expiring on [***]. Section 3.1, as amended, shall read in its entirety as follows:

“Subject to the payment by the Company of an amount of [***] within [***] following the Effective Date, Company shall have the option to obtain an exclusive, perpetual (unless duly terminated according to the Agreement terms), worldwide, royalty bearing license in the Field of Use with a right to grant sublicenses under the S-norketamine Technology (“Option”). Such Option shall be exercisable by the Company on its own discretion, upon sending written notice to such effect to the Licensor at any time within the first eighteen months following the Effective Date (“Option Period”).”

C.	Effect of Amendments

This Amendment No.1 shall become effective upon execution.

Upon effectuation of this Amendment No.1, the Original Agreement shall be deemed to include the amendments made hereby and the Original Agreement as amended by Amendment No.1 shall be deemed to constitute one instrument.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Amendment No.1 to be executed by their duly authorized representatives.

Perception Neurosciences, Inc.		National University Corporation Chiba University

Signature:	/s/ [***]	Signature:	/s/ [***]
Name:	[***]	Name:	[***]
Title:	President and CEO	Title:	Obligating Officer, Administration Bureau
Date:	August 8, 2018	Date:	August 27, 2018

2

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SECOND AMENDMENT TO LICENSE AGREEMENT

THIS SECOND AMENDMENT TO THE LICENSE AGREEMENT (“Second Amendment”) is made and entered into as of March 17, 2020 (the “Second Amendment Date”), by and between Perception Neurosciences, Inc., having an address at 113 University Place, Suite 1019, New York, New York USA 10003 (“Company”) and National University Corporation Chiba University, having an address at 1-33 Yayoi-cho, Inage-ku, Chiba-shi, Chiba 263-8522 Japan (“Licensor”). Each of Licensor and Company may be referred to herein as a “Party” or collectively as the “Parties.”

WHEREAS, Licensor Licensor and Company are parties to that certain License Agreement, dated August 14, 2017 (the “License Agreement”) and certain Amendment No. 1, dated August 7th, 2018, pursuant to which, among other things, Licensor granted Company an exclusive license exploit certain patents and know-how as human therapeutics and an option to obtain an exclusive license to certain S-norketamine technology;

WHEREAS, the Company timely exercised its option to obtain an exclusive license to certain S-norketamine technology; and

WHEREAS, the Parties wish to amend the License Agreement to (a) set forth their mutual understanding with respect to the optioned S-norketamine technology and (b) include additional patents in the License (as defined in the License Agreement).

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises herein made and exchanged, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    Defined Terms. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings provided in the License Agreement.

2.    Option Exercise. The Parties hereby acknowledge that: (a) in February 2019, Company timely exercised its Option pursuant to Section 3.1 of the License Agreement; (b) paid Licensor an option exercise fee of [***] pursuant to Section 3.2 of the License Agreement; and (c) as a result of sub-clause (a) and (b), the S-norketamine Technology was automatically included in the License granted to Company pursuant to Section 2.1 of the License Agreement.

3.    Amendment of Exhibit B. Effective as of the Amendment Date, Exhibit B of the License Agreement is hereby replaced with Exhibit B attached hereto.

4.    Amendment of Article 7 (Consideration). Effective as of the Amendment Date, Article 7 is hereby amended by adding the following text to the end of Article 7 as follows:

“7.13

In partial consideration for the additional patent rights granted to Company by Licensor pursuant to that certain Second Amendment to License Agreement by and between the Parties dated March 17, 2020 (such patents “Additional Patents” and such agreement the “Second Amendment”), within [***] of the effective date of the Second Amendment, Company shall pay Licensor a license fee of [***].

7.14

In partial consideration for the Additional Patent rights granted to Company by Licensor pursuant to the Second Amendment, in addition to those fees set forth in Sections 7.2, commencing on [***] and each year thereafter on each anniversary date of the Second Amendment until the filing with the FDA of a NDA in any indication, Company shall pay Licensor an annual maintenance fee in the amount of [***].

5.    Amendment of Article 10 (Patent Filing, Prosecution and Maintenance). Effective as of the Amendment Date, Section 10.1 is hereby amended by adding the following text to the end of Section 10.1 as follows:

“[***]”

6.	MISCELLANEOUS.

(a)    Effect of Amendment. The provisions of the License Agreement are hereby amended by the provisions of this Second Amendment. Except as expressly amended by this Second Amendment, the License Agreement shall remain in full force and effect in accordance with its terms.

(b)    Counterparts. This Second Amendment may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Second Amendment may be executed by electronic, facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.

Signature Page to Follow

2

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Amendment to be executed by their duly authorized representatives.

Perception Neurosciences, Inc.		National University Corporation Chiba University

By:	/s/ [***]	By:	/s/ [***]
Name:	[***]	Name:	[***]
Title:	Chief Executive Officer	Title:	Obligating Officer, Administration Bureau

3

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT NO. 3 TO LICENSE AGREEMENT

This AMENDMENT NO. 3 (this “Amendment”) to that certain LICENSE AGREEMENT, dated as of August 14, 2017 and amended on August 7, 2018 and March 17, 2020 (the “License Agreement”), is made and entered into effective as of March 5, 2021, between Perception Neurosciences, Inc., a company organized and existing under the laws of Delaware, having an address at 180 Varick Street, Suite 637, New York, NY 10014, USA (“Company”) and National University Corporation Chiba University, having an address at 1-33 Yayoi-cho, Inage-ku Chiba-shi, Chiba 263-8522 (“Licensor”) (Company and Licensor are referred to herein individually as a “Party” and collectively as the “Parties.

RECITALS

WHEREAS, Licensor and Company have entered into that certain License Agreement pursuant to which Company received a license to certain intellectual property rights owned by Licensor and related to R-ketamine and ketamine metabolites for therapeutic use; and

WHEREAS, Licensor and Company now desire to amend the License Agreement.

NOW, THEREFORE, in consideration of the following mutual covenants contained herein, the Parties agree as follows:

1.	Definitions. Capitalized terms used but not otherwise defined in this Amendment have the meanings provided in the License Agreement.

2.	Amendment to the definition of “Net Revenues”. Clause (iv) of Section 1.10 of the License Agreement is hereby amended and restated in its entirety as follows:

(iv) sales taxes (including value added taxes), customs, duties or similar excise taxes and other fees imposed by a government agency to the extent applicable to such sale and detailed in the invoice in respect of such sale and actually paid by Seller;

3.	Amendment to the definition of “Net Revenues”. Section 1.10 of the License Agreement is hereby amended by adding the following clause:

and (vi) any other deductions that are consistent with IFRS or GAAP, but that are not be duplicative of the above deductions.

4.	Amendment to the definition of “Net Revenues”. Section 1.10 of the License Agreement is hereby amended by adding the following paragraphs to the end of Section 1.10:

Notwithstanding the above, the following shall not be included in the computation of Net Revenues: (i) sales between or among the Company, Affiliates and its Sublicensees (each, a “Seller”) (but Net Revenues shall include sales to the first Third Party (other than a Sublicensee) by Seller); or (ii) the sale, distribution or supply of Product (A) as promotional or other samples, for use in non-clinical studies or clinical studies, or for use in any test or studies reasonably necessary to comply with any applicable laws or as is otherwise normal and customary in the industry; or (B) for compassionate use, named-patient use, or expanded access, indigent or other patient access programs if sold at or below the fully burdened manufacturing cost thereof.

All such discounts, allowances, credits, rebates, and other deductions shall be fairly and equitably allocated to any Product and other products of such Seller such that any Product does not bear a disproportionate portion of such deductions.

If a Seller sells a Product in a country as part of a therapy or product in combination with other pharmaceutical or biologic products, diagnostic products, ingredients, delivery devices or other components other than R-ketamine (each, an “Other Product”) whether combined in a single formulation or package, formulated or packaged separately but sold under a single label approved by a regulatory authority, packaged together for sale or shipment as a single unit or sold at a single price, or marketed or sold collectively as a single product (a “Combination Product”), Net Revenues of such Combination Product for the purposes of determining payments based on Net Revenues hereunder will be calculated by multiplying actual Net Revenues of such Combination Product as determined in the first paragraph of this Net Revenues definition (“Combination Product Net Revenues”) by the fraction A/(A+B) where A is the Seller’s average Net Revenues price during the period to which the Net Revenues calculation applies for the Product in such country when sold separately (i.e., without the Other Product) (provided that in the case of Japan, A is the NHI Price during such period) and B is the Seller’s average net revenue (determined in the same manner as “Net Revenues”) price during the period to which the Net Revenues calculation applies in such country for the Other Product; provided that the average Net Revenues price (or the case of Japan, the NHI Price) in a country for each Product and the Other Product shall be for a quantity comparable to that used in such Combination Product and of substantially the same formulation and the same route of administration.

If the net revenue price of the Other Product in a country when sold separately cannot be determined but the Net Revenue price of a Product in such country when sold separately (i.e., without the Other Product) can be determined, Combination Product Net Revenues for purposes of determining payments based on Net Revenues hereunder will be calculated by multiplying the Combination Product Net Revenues by the fraction A/C where A is Seller’s average Net Revenues price during the period to which the Net Revenues calculation applies for such Product in such country of a Product in such country (provided that in the case of Japan, A is the NHI Price during such period) and C is the Seller’s average net revenue (determined in the same manner as “Net Revenues”) price during the period to which the Net Revenues calculation applies in such country for the Combination Product (provided that in the case of Japan, C is the NHI Price during such period).

If the Company, its Affiliates and Sublicensees do not separately sell a Product or the Other Product in such Combination Product in a country, the Net Revenues attributable to such Combination Product shall be determined by the Parties in good faith based on the relative fair market value of such Product and such Other Product. If the Parties cannot agree on such relative value, the dispute shall be resolved pursuant to Section 13.5.

5.	New definition “NHI Price”. A new defined term “NHI Price” is hereby added to the License Agreement as a new Section 1.11 as follows:

1.11 “NHI Price” means means, with respect to a Product or Other Product, the National Health Insurance price (yakka) applicable to such Product or Other Product in Japan, which is determined and may be amended from time to time by the Japanese Ministry of

2

Health, Labour and Welfare. Following any National Health Insurance price (yakka) revision with respect to a Product, a new NHI Price for such Product shall be automatically adopted from the day of the official implementation of such National Health Insurance price (yakka) revision by the Japanese Ministry of Health, Labour and Welfare.

6.	Amendment to Section 2.2. Section 2.2 of the License Agreement is hereby amended and restated in its entirety as follows:

The Company shall be entitled to grant Sublicenses under the License, on terms and conditions, not inconsistent with terms of this Agreement through multiple tiers upon written notice to the Licensor. The Company expressly understands and agrees that pursuant to the Industrial Technology Enhancement Law of Japan which is similar to the U.S. Bayh-Dole Act, the Company is required to provide notification to, and obtain acknowledgement and agreement from each sublicensee of each tier of Sublicense of the rights of the Japanese government under such law. Thus, the Company shall ensure that any Sublicense shall include terms that make the Sublicense dependent on the continued existence of this Agreement and that bind the Sublicensee to observe the relevant material terms of this Agreement.

7.	Amendment to Section 13.4. The fourth paragraph of Section 13.4 of the License Agreement is hereby amended and restated in its entirety as follows:

If to Company at;

Perception Neurosciences, Inc.

180 Varick Street, Suite 637

New York, NY 10014

USA

Attention: [***]

Telephone: [***]

Facsimile: [***]

Email: [***]

8.	No Other Amendments. Except as expressly amended hereby, all of the terms and conditions of the License Agreement shall remain in full force and effect.

[Signature Page Follows.]

3

IN WITNESS WHEREOF, the Parties have executed this Amendment on the day and year first above written.

PERCEPTION NEUROSCIENCES INC.	NATIONAL UNIVERSITY CORPORATION CHIBA UNIVERSITY

By:	/s/ [***]	By:	/s/ [***]
Name:	[***]	Name:	[***]
Title:		Title:
Date:		Date:

[Signature Page for Amendment No. [●] to License Agreement]